GUARANTY

The undersigned Plaintiff Funding Holding, Inc. (the "Guarantor") hereby unconditionally guaranties payment and performance by Plaintiff Holding XI LLC ("Borrower") of Borrower's obligations under the Secured Promissory Note, of even date herewith (the "Promissory Note"), in the original principal amount of $600,000.00 issued in favor of MangoSoft Inc. and permitted assignees (the "Lender"). The Guarantor agrees that this is a guaranty of payment not collection. The Guarantor expressly waives all defenses (including defenses otherwise available to a surety or guarantor) to its obligations hereunder, as well as demand, presentment, protest, notice of dishonor, notice of non-payment, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of such hereon which may occur. The Lender shall not be required to proceed first against Borrower or any Collateral (as defined in the Promissory Note) before seeking to enforce its rights under this Guaranty. The Guarantor's obligations hereunder shall also include the payment of all costs of collection, including reasonable attorneys' fees. The Guarantor represents and warrants that (a) the execution, delivery and performance by the Guarantor of its obligations under this Guaranty have been duly authorized by all required corporate action; (b) the Guarantor has transferred to Plaintiff Holding V LLC ("PHV"), and caused PHV to transfer, to the Borrower, in each instance free and clear of all liens, claims and encumbrances, all of its right, title and interest in and to the Cases (as defined in the Promissory Note)and all proceeds thereof; and (c) Guarantor is the record and beneficial owner of all of the outstanding membership interests of Borrower. Guarantor hereby appoints Lender as its attorney-in-fact, at Guarantor's sole cost and expense, (i) to deliver all notices (including notices to pay over directly to Lender proceeds of Cases) in the name of Guarantor and on its behalf to plaintiffs in the Cases and such plaintiffs' attorneys; (ii) to receive and endorse Guarantor's name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment related to the Cases that may come into Lender's possession and to deposit or otherwise collect the same; (iii) to take or bring, in the name of Lender or Guarantor, all steps, actions, suits or proceedings (deemed by Lender in its sole and absolute discretion) necessary or desirable to enforce or effect collection of amounts payable with respect to the Cases; and (iv) to do all other acts and things necessary to carry out the terms of this Guaranty. This power, being coupled with an interest, is irrevocable until indefeasible payment in full of all amounts due hereunder and under the Promissory Note. This power shall be exercisable upon an Event of Default (as defined in the Promissory Note) and for so long as such is continuing. The choice of law and arbitration provisions contained in the Promissory Note apply to this Guaranty mutando mutandis. Any amendment or modification to this Guaranty shall only be effective if in writing and signed by the Guarantor.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the 29th day of January 2009.

Plaintiff Funding Holding, Inc.

By: [signature]

Name: HARVEY R Hirschfeld

Title: President

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